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                                                                    Exhibit 10.7

                            NONCOMPETITION AGREEMENT

            This Noncompetition Agreement is entered into as of the 30th day of August, 2000 between SYNC RESEARCH, INC., a Delaware corporation ("Buyer"), and OSICOM TECHNOLOGIES, INC., a New Jersey corporation (the "Selling Stockholder").

PRELIMINARY STATEMENTS:

            WHEREAS, the Selling Stockholder owns all of the issued and outstanding shares of capital stock of Osicom Technologies, Inc., a Delaware corporation (the "Company");

            WHEREAS, in accordance with the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 2, 2000, among Buyer and the Selling Stockholder, Sync Research Acquisition Corp., a Delaware corporationand wholly-owned subsidiary of Buyer ("Merger Sub"), will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Buyer (the "Acquisition"). As a consequence of the Acquisition, Buyer will acquire one hundred percent (100%) of the common stock of the Company, and the Selling Stockholder will acquire between approximately 55% and 63% of the common stock of Buyer;

            WHEREAS, Buyer wishes to protect its investment in the business of the Company acquired pursuant to the Acquisition by restricting the activities of the Selling Stockholder which might compete with or otherwise harm its business; and

            WHEREAS, the Selling Stockholder is entering into this Noncompetition Agreement in order to provide Buyer with a significant inducement to consummate the Acquisition and to satisfy a condition precedent to the Acquisition as provided in the Merger Agreement.

            NOW, THEREFORE, in consideration of the covenants contained herein and in consideration of Sync Research, Inc. consummating the Acquisition, the parties hereto hereby agree as follows:

AGREEMENT:

            1. For a period equal to two (2) years after the date hereof (the "Noncompetition Period"), the Selling Stockholder will not, nor will the Selling Stockholder permit any entity under the control of such Selling Stockholder to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, employee, agent, consultant, partner, member, manager, creditor or otherwise, any business or activity anywhere within the world that is either (a) competitive with the business of Buyer or the Company as conducted or proposed to be conducted as of the effective time or (b) involving any line of business currently in development by Buyer or the Company; provided, however, that nothing in the foregoing shall prevent the Selling Stockholder and/or its affiliates from owning, in the aggregate,



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not more than five percent (5%) of the outstanding voting stock or other equity interests in any entity with shares or equity interests registered pursuant to Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended.

            2. The Selling Stockholder agrees that for the duration of the Noncompetition Period, it will not, nor will the Selling Stockholder permit any entity under the control of such Selling Stockholder to, without the prior written consent of Buyer (i) solicit for employment any person then employed by Buyer or the Company or (ii) employ any employee of Buyer or the Company who voluntarily terminates such employment after the effective time until 12 months have passed following termination of such employment.

            3. The consideration for the agreements of the Selling Stockholder contained herein is the agreement of Buyer to proceed with the Acquisition and the issuance by Buyer of between approximately 55% and 63% of its common stock to the Selling Stockholder pursuant to the Merger Agreement.

            4. In the event a court shall refuse to enforce the agreements contained in this Noncompetition Agreement, either because of the scope of the geographical area specified in this Noncompetition Agreement or the duration of the restrictions, the parties hereto expressly confirm their intention that the geographical areas covered hereby and the time period of the restrictions be deemed automatically reduced to the minimum extent necessary to permit enforcement.

            5. Each of the parties hereto acknowledges and agrees that the extent of damages to Buyer in the event of a breach by the Selling Stockholder of this Noncompetition Agreement would be impossible to ascertain and there is and will be available to Buyer no adequate remedy at law to compensate it in the event of such a breach. Consequently, the Selling Stockholder agrees that, in the event that it breaches any of such covenants, Buyer shall be entitled, in addition to any other relief to which it may be entitled including without limitation money damages, to enforce any or all of such covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction.

            6. This Noncompetition Agreement shall be governed by and construed in accordance with the laws of the State of California.

            7. This Noncompetition Agreement may not be assigned by the Selling Stockholder or Buyer. This Noncompetition may not be amended or modified except by an instrument in writing signed by the Selling Stockholder and Buyer.

            8. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly, given if so given) if delivered in person, by cable, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested) or by courier to the respective parties as follows:




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If to Buyer:

                  SYNC RESEARCH, INC
                  12 Morgan
                  Irvine, CA 92618
                  Attention: William K. Guerry, President

If to Selling Stockholder:

                  OSICOM TECHNOLOGIES, INC.
                  2800 28th Street, Suite 100
                  Santa Monica, CA 90405
                  Attention: President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

            9. This Noncompetition Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.




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            IN WITNESS WHEREOF, the parties have caused this Noncompetition
Agreement to be duly executed and delivered on the day and year first above written.

                                        SYNC RESEARCH, INC.

                                        By /s/ William K. Guerry
                                           -------------------------------------
                                           William K. Guerry
                                           Chief Executive Officer


                                        OSICOM TECHNOLOGIES, INC.

                                        By /s/ Christopher E. Sue
                                           -------------------------------------
                                           Name: Christopher E. Sue
                                           Its: VP of Finance


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